As filed with the Securities and Exchange Commission on September 1, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Salesforce, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Salesforce Tower
415 Mission Street, 3rd Fl
Delaware	San Francisco, California 94105	94-3320693
(State or Other Jurisdiction of	(Address of Principal Executive Offices Including Zip	(I.R.S. Employer
Incorporation or Organization)	Code)	Identification No.)

Contentful Global, Inc. 2021 Equity Incentive Plan
Contentful Global, Inc. 2021 Replacement Equity Plan
(Full Title of the Plans)

Sabastian Niles	Copies to:
President and Chief Legal Officer	Kevin K. Greenslade, Esq.
Salesforce, Inc.	Hogan Lovells Cadwalader US LLP
Salesforce Tower	8350 Broad St., 17th Floor
415 Mission Street, 3rd Fl	Tysons, VA 22102
San Francisco, California 94105	(703) 610-6100

(Name and Address of Agent For Service)

(415) 901-7000
(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the

Securities Act.	☐

EXPLANATORY NOTE

Salesforce, Inc. (the “Company” or the “Registrant”) is filing this Registration Statement on Form S-8 relating to shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), that may be issued pursuant to awards outstanding under the Contentful Global, Inc. 2021 Equity Incentive Plan (the “Contentful Plan”) and the Contentful Global, Inc. 2021 Replacement Equity Plan (the “Contentful Replacement Plan” and, together with Contentful Plan, the “Plans”).

On May 29, 2026, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Contentful Global, Inc. (“Contentful”), Salesforce Holdings LLC, Cypress Acquisition Sub Corp. and Fortis Advisors LLC. On September 1, 2026, the Company completed the acquisition of Contentful pursuant to the Merger Agreement.

In connection with and upon the consummation of the transactions contemplated by the Merger Agreement and in accordance with the Merger Agreement, the Plans were assumed by the Registrant. This Registration Statement is being filed by the Company to register 600,418 shares of Common Stock which may be issuable (i) pursuant to the exercise of outstanding stock options or (ii) upon the vesting or settlement of outstanding restricted stock unit awards, in each case, granted under the Plans, as applicable, which were assumed by the Company.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plans, as applicable, as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:
a.The Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2026, filed with the Commission on March 2, 2026 (the "Form 10-K");
b.The portions of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 16, 2026, that are incorporated by reference into Part III of the Form 10-K;
c.The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended April 30, 2026, filed with the Commission on May 28, 2026, and July 31, 2026, filed with the Commission on August 27, 2026;
d.The Registrant’s Current Reports on Form 8-K filed with the Commission on March 6, 2026, March 12, 2026, March 13, 2026, June 1, 2026, June 2, 2026, and August 5, 2026 to the extent the information in and exhibits to such reports are filed and not furnished; and
e.The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed on June 21, 2004 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the description therein has been updated and superseded by the description of the Registrant’s Common Stock contained in Exhibit 4.8 to the Registrant’s Form 10-K for the fiscal year ended January 31, 2023, including any amendment or report filed for the purpose of updating such description.

All documents, reports and definitive proxy or information statements filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.    DESCRIPTION OF SECURITIES.
Not applicable.

ITEM 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL.
Not applicable.

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant is incorporated under the laws of the State of Delaware. Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) generally permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability for: (i) with respect to directors and officers, any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders; (ii) with respect to directors and officers, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) with respect to directors, payments of unlawful dividends or unlawful stock repurchases or redemptions under Section 174 of the DGCL; (iv) with respect to directors and officers, any transaction from which the director or officer derived an improper personal benefit; or (v) with respect to officers, any action by or in the right of the corporation.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which such person was or is a party or threatened to be made a party by reason of such position, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

As permitted by the DGCL, the Registrant’s restated certificate of incorporation provides that a director or officer of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability, or limitation thereof, is not permitted under the DGCL.

The Registrant’s amended and restated bylaws provide that the Registrant is required to indemnify its directors and officers to the fullest extent authorized by the DGCL and, subject to the conditions set forth therein, to advance expenses incurred by its directors and officers in connection with certain proceedings. The bylaws also provide that the Registrant may grant indemnification and advancement rights to employees and agents to the fullest extent permitted by the DGCL, that the rights conferred by the bylaws are not exclusive of any other rights, that the Registrant is authorized to enter into indemnification contracts with directors, officers, employees and agents, and that the Registrant shall maintain insurance to the extent reasonably available.

The Registrant has entered into indemnification agreements with its directors and executive officers that require the Registrant to indemnify such persons to the fullest extent permitted under Delaware law against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with proceedings, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or executive officer of the Registrant or any of its affiliated enterprises. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED.
Not applicable.

ITEM 8.    EXHIBITS.

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of Salesforce, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on July 1, 2024).

4.2	Amended and Restated Bylaws of Salesforce, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on December 10, 2024).

4.3*	Contentful Global, Inc. 2021 Equity Incentive Plan

4.4*	Contentful Global, Inc. 2021 Replacement Equity Plan

5.1*	Opinion of Hogan Lovells Cadwalader US LLP.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Hogan Lovells Cadwalader US LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page of Registration Statement).

107.1*	Filing Fee Table.

*Filed herewith.
ITEM 9.    UNDERTAKINGS.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the San Francisco, State of California, on this 1st day of September, 2026.

Salesforce, Inc.

By:	/s/ Sabastian Niles
Name:	Sabastian Niles
Title:	President & Chief Legal Officer

POWER OF ATTORNEY
KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Marc Benioff, Robin Washington, Sabastian Niles and Scott Siamas, and each of them, as his or her true and lawful agents, proxies and attorneys-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his or her substitutes may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Marc Benioff	Chair of the Board and Chief Executive Officer (Principal Executive Officer)	September 1, 2026
Marc Benioff

/s/ Robin Washington	Director, President and Chief Operating and Financial Officer (Principal Financial Officer)	September 1, 2026
Robin Washington

/s/ Guy Wanger	Executive Vice President and Chief Accounting Officer (Principal Accounting Officer)	September 1, 2026
Guy Wanger

/s/ Laura Alber	Director	September 1, 2026
Laura Alber

/s/ Amy Chang	Director	September 1, 2026
Amy Chang

/s/ Craig Conway	Director	September 1, 2026
Craig Conway

/s/ Arnold Donald	Director	September 1, 2026
Arnold Donald

/s/ Parker Harris	Director, Co-Founder	September 1, 2026
Parker Harris

/s/ David B. Kirk	Director	September 1, 2026
David B. Kirk

/s/ Neelie Kroes	Director	September 1, 2026
Neelie Kroes

/s/ Sachin Mehra	Director	September 1, 2026
Sachin Mehra

/s/ Mason Morfit	Director	September 1, 2026
Mason Morfit

/s/ Oscar Munoz	Director	September 1, 2026
Oscar Munoz

/s/ John V. Roos	Director	September 1, 2026
John V. Roos